[THE PRINCETON REVIEW LOGO]

                                                Contacts:
                                                Harriet Brand
                                                The Princeton Review
                                                (212) 874-8282 ext. 1091

                                                Robin Raskin
                                                The Princeton Review
                                                (212) 874-8282 ext. 1647


FOR IMMEDIATE RELEASE
---------------------


   The Princeton Review Reports Strong Q3 Results and Forecasts Stronger 2004


New York, NY, November 5, 2003--The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, assessment, and college admissions services, today announced financial results for its third quarter and nine months ended September 30, 2003.

Third Quarter and Nine Month Financial Highlights

o Revenue for the third quarter increased 15% to $32.0 million, versus $27.7 million in the third quarter of 2002. Results reflect significant growth in the K-12 division, coupled with strong and steady Test Preparation and Admissions Services performances. Revenue for the nine months ended September 30, 2003 increased 13.5% to $77.4 million, versus $68.2 million recorded in the year ago period.

o The Company reported net income of $3.1 million, or $0.11 per share, as compared to net income of $1.3 million, or $0.05 per share, in the 2002 third quarter. For the nine month period of 2003, the Company recorded net income of $2.2 million, or $0.08 per share, a $0.13 per share improvement from the net loss of ($1.4) million, or ($0.05) per share, in the same period last year.


"Every division is performing well," said John Katzman, Chief Executive Officer of The Princeton Review. "We met our earnings forecast, improved operating margins and increased our cash position to nearly $16 million, giving us solid ground to move forward. The K-12 division's 74% growth suggests that our services are on target as schools seek to improve their academic performance. With the increased activity we've seen lately in Test Prep and the ramp up in Admissions Services, we continue to be excited about our future."

Test Prep

Test Prep revenue grew at a steady pace this quarter, up 8% to $25.0 million compared to $23.2 million reported in the same quarter a year ago. The division also saw a sizable increase in student enrollments, which were up nearly 10%. Stronger performance this quarter was buoyed by significant growth in both distance learning and institutional sales. Although GMAT and SAT sales are still slightly impacted by a soft economy, a preliminary review indicates a strengthening of SAT enrollments in Q4, which should accelerate into 2004 as the debut of the revamped SAT draws closer.

K-12 Services

K-12 Services had another remarkable quarter as its assessment and professional development services continued to gain traction in a number of large urban school districts. Revenue increased 74% to $4.0 million compared to $2.3 million reported a year ago. This division not only extended relationships with existing districts, but also secured a number of key wins that, if successful, have the potential to expand significantly in scope. Key highlights included the successful launch of the Company's interim assessment testing program for 500,000 students in New York City; the extension of its partnership with Philadelphia; and, two pilot programs in Virginia that include a benchmarking program for approximately 1,400 students and an online tutorial to help high school students pass the required state reading exit exam.

Admissions Services

Admissions Services is on course. Revenue increased 36% to $3.0 million from $2.2 million a year ago. In addition to shoring up its renewals, the division made headway towards engaging new customers and expanding existing relationships to include its higher margin marketing and recruiting services. Syracuse University and Emory Graduate School were added to the Company's prestigious base of higher education customers. The launch of our annual Best 351 Colleges was accompanied by good press and several days of more than 10 million visitors to our website. The Company continued to record bookings at a good pace this quarter, providing a strong base of revenue in future quarters.

Business Outlook

The Company remains confident in its continued success and future growth. For the full year 2003, we expect revenue of $104 million and earnings per share of $0.18. Our initial projections for 2004 include revenue in the range of $130-$135 million, with earnings per share in the range of $0.30 to $0.34.


The Princeton Review will review its third quarter 2003 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5559 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company's website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 662807, through November 8, 2003.

About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers classroom and online test preparation, as well as private tutoring, to help students improve their scores in college and graduate school admissions tests. The Company's free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students' academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation; college and graduate school selection and admissions; and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe", "intend," "expect", "may", "could", "would", "will", "should", "plan", "project", "contemplate", "anticipate", or similar statements. Because these statements reflect The Princeton Review's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption "Risk Factors" in The Princeton Review's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.



                              - Tables to Follow -

                   THE PRINCETON REVIEW, INC AND SUBSIDIARIES
                     (in thousands, except per share data)
                     Consolidated Statements of Operations


                                             Three months ended September 30,         Nine months ended September 30,
                                             --------------------------------         -------------------------------
                                                 2003              2002*                 2003                2002*
                                             --------------------------------         -------------------------------
                                                      (Unaudited)                              (Unaudited)
Revenue
  Test Preparation Services                     $25,045           $23,228              $57,523             $53,827
  Admissions Services                             3,000             2,212                7,797               7,728
  K-12 Services                                   3,959             2,279               12,073               6,610
                                             --------------------------------         -------------------------------
    Total revenue                                32,004            27,719               77,393              68,165
                                             --------------------------------         -------------------------------
Cost of revenue
  Test Preparation Services                       6,983             6,106               17,182              15,304
  Admissions Services                               812               779                2,190               2,039
  K-12 Services                                   1,871               950                4,527               2,136
                                             --------------------------------         -------------------------------
    Total cost of revenue                         9,666             7,835               23,899              19,479
                                             --------------------------------         -------------------------------
    Gross profit                                 22,338            19,884               53,494              48,686
                                             --------------------------------         -------------------------------

Operating expenses                               16,995            17,431               49,447              50,820
                                             --------------------------------         -------------------------------

Income (loss) from operations                     5,343             2,453                4,047              (2,134)
                                             --------------------------------         -------------------------------

Interest expense                                    (69)             (159)                (428)               (468)
Other income (expense)                               22               (25)                 118                 236
                                             --------------------------------         -------------------------------
Income (loss) before (provision) benefit
  for income taxes                                5,296             2,269                3,737              (2,366)
(Provision) benefit for income taxes             (2,225)             (953)              (1,570)                994
                                             --------------------------------         -------------------------------
Net income (loss)                               $ 3,071           $ 1,316              $ 2,167             $(1,372)
                                             ================================         ===============================
Basic income (loss) per share                   $  0.11           $  0.05              $  0.08             $ (0.05)
                                             ================================         ===============================
Diluted income (loss) per share                 $  0.11           $  0.05              $  0.08             $ (0.05)
                                             ================================         ===============================

Weighted average shares used in
  computing net income (loss) per share
  Basic                                          27,317            27,259               27,288              27,231
                                             ================================         ===============================
  Diluted                                        27,527            27,381               27,425              27,231
                                             ================================         ===============================


                                  Balance Sheet Data

                                            September 30, 2003            December 31, 2002
                                            ------------------            -----------------
                                              (unaudited)
Cash and cash equivalents                       $ 15,833                      $ 11,963
Total assets                                     115,805                       112,116
Long term debt                                     5,674                         5,656
Stockholders' equity                              82,098                        79,298

*  Restated to conform to current year presentation